                                                                    EXHIBIT 6(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-61135 on Form S-6 of our report dated February 5, 1999 related to the financial statements of Pacific Select Exec Separate Account as of December 31, 1998 and for each of the two years in the period then ended and of our report dated February 22, 1999 related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, appearing in the Prospectus of M's Versatile Product, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Auditors" appearing in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Costa Mesa, California
April 27, 1999